EXHIBIT 99.1


			   SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (the "Agreement") is made and entered into as of February 23, 2007, by and between InFocus Corporation, an Oregon corporation ("InFocus" or the "Company"), and Caxton Associates, L.L.C., a Delaware limited liability company ("Caxton"), Caxton International Limited, a British Virgin Islands corporation ("Caxton International"), and GDK Inc., a British Virgin Islands corporation (together with Caxton and Caxton International, the "Caxton Entities").

				RECITALS

WHEREAS, InFocus has announced that its board of directors (the "Board") and the Company's financial advisor are conducting an evaluation of strategic alternatives for the Company; and

WHEREAS, one of those strategic alternatives may involve a sale of the Company or a merger or other business combination involving the Company (a "Transaction"); and

WHEREAS, Caxton International intends to demand a special meeting of the shareholders of InFocus (the "Special Meeting") and to solicit proxies from InFocus' shareholders (the "Special Meeting Solicitation") to (i) remove a majority of the members of the Board at the Special Meeting and
(ii) nominate certain individuals to be elected at the Special Meeting to fill the resulting vacancies on the Board; and

WHEREAS, among other things, InFocus is willing under certain circumstances to add to the Board two individuals selected by Caxton
(whom Caxton believes in good faith to be qualified to serve on the Board), and Caxton is willing to terminate the Special Meeting Solicitation;

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

				ARTICLE I.
				AGREEMENTS

	Section 1.1.  Abandonment of Special Meeting Solicitation.

Neither the Caxton Entities nor any of their Affiliates will, directly or indirectly, (a) demand, or encourage any other shareholder of the Company to demand, pursuant to the Company's Bylaws or the Oregon Business Corporation Act, at any time prior to the Company's 2007 Annual Meeting of shareholders (the "2007 Annual Meeting"), that the Company call a special meeting of its shareholders or (b) with respect to any special meeting of shareholders held prior to the 2007 Annual Meeting (an "Interim Special Meeting"), solicit proxies or consents for the purpose of removing directors or increasing the authorized number of directors of the Company or otherwise become a "participant," directly or indirectly, in any "solicitation" of "proxies" or consents for such purpose (such quoted terms being defined in Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act")); provided that, with the exception of the foregoing prohibitions with respect to calling an Interim Special Meeting and the removal of directors or increasing the authorized number of directors at an Interim Special Meeting, nothing herein contained shall affect or limit Caxton's ability to act with respect to any annual or special meeting of the Company's shareholders. For purposes of this Agreement, "Affiliate" means any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Caxton Entities.

	Section 1.2.  Option for Board Representation.

(a)	At any time on or after April 13, 2007, Caxton may deliver to the
Company written notice (the "Notice") demanding that the Company add to its Board up to two (2) designees named by Caxton in the Notice (the "Caxton Designees") whom Caxton believes in good faith to be qualified to serve on the Board. As promptly as practicable, and in any event within five (5) business days after the date of receipt of the Notice by the Company, the Company shall take all action necessary (including the calling of a special meeting of the Board to approve such actions) to increase the authorized number of directors of the Company from five (5) to seven (7) members and to cause the directors then on the Board (the "Incumbent Directors") to nominate and elect the Caxton Designees to fill such newly created directorships to serve until the next election of directors of the Company or until the earlier resignation or removal of such directors. Notwithstanding the foregoing, Caxton shall not be entitled to deliver the Notice and the Company shall not be required to add any Caxton Designees to the Board if prior to the time the Notice is given, or prior to the time the Company otherwise would be required to add Caxton Designees to the Board, as the case may be, InFocus shall have publicly announced that it has entered into a definitive agreement for a Transaction.

(b)	Should any Caxton Designee resign from the Board or decide not to seek appointment or election to the Board, pursuant to Section 1.2(c), Caxton shall be entitled to designate a replacement for such Caxton Designee as a member of the Board (such replacement being a person whom Caxton believes in good faith to be qualified to serve on the Board), and InFocus shall take all necessary action to replace the resigning Caxton Designee with such designated replacement as promptly as practicable.
Any such designated replacement who becomes a Board member shall be deemed to be a Caxton Designee for all purposes under this Agreement.

(c)	The Board or a nominating committee of the Board shall nominate for election to the Board at the 2007 Annual Meeting a slate of individuals selected by it in its sole discretion. For the avoidance of doubt, Incumbent Directors shall have no obligation to nominate and recommend Caxton Designees to shareholders for election at any subsequent annual or special meeting of shareholders.

(d)	Notwithstanding any provision to the contrary contained in this
Agreement, the Company shall not be required to cause the Board (or the nominating committee thereof) to nominate the Caxton Designees unless on the date the Notice is received by the Company the Caxton Entities and their Affiliates maintain an aggregate beneficial ownership of at least ten (10) percent of the total number of shares of common stock of the Company outstanding on the date of this Agreement, adjusted proportionately in all cases to reflect any stock dividend or distribution, stock split, reverse stock split, combination, recapitalization reclassification or similar transaction affecting the outstanding shares of common stock of the Company after the date of this Agreement.

(e)	In the event one or more Caxton Designees become a director of the
Company, such Caxton Designees shall each be subject to the Company's insider trading guidelines and other policies governing members of the Board to the same extent as any other member of the Board.

	Section 1.3.  Annual Meeting.

Except as otherwise expressly agreed to in writing by Caxton, InFocus shall hold the 2007 Annual Meeting no later than July 31, 2007 (the "Annual Meeting Deadline"), and shall give notice of the date of that meeting no later than 30 days prior to the date of the 2007 Annual Meeting; provided, however, if the Company has (i) publicly announced a Transaction prior to April 13, 2007, (ii) filed a preliminary proxy statement in connection with the Transaction with the Securities and Exchange Commission and (iii) is pursuing in good faith a special meeting of shareholders to vote on such Transaction, then the Annual Meeting Deadline shall be extended until August 31, 2007.

	Section 1.4.  Publicity.

Promptly following the execution of this Agreement, InFocus and the Caxton Entities shall prepare and issue a joint press release in the form attached hereto as Annex A. Thereafter, InFocus and the Caxton Entities shall use their reasonable efforts to consult with each other before issuing any press release or otherwise making any public statement about the execution or terms of this Agreement.

				ARTICLE II.
			MISCELLANEOUS PROVISIONS

	Section 2.1.  Representations and Warranties.

(a)	Each of the parties hereto represents and warrants to the other party that:

(i)	such party has all requisite authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby,

(ii)	the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required action on the part of such party and no other proceedings on the part of such party are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby,

(iii)	the Agreement has been duly and validly executed and delivered by such party and constitutes the valid and binding obligation of such party enforceable against such party in accordance with their respective terms, and

(iv)	this Agreement will not result in a violation of any terms or provisions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

(b)	The parties hereto acknowledge, warrant and represent that they have carefully read this Agreement, understand it, have consulted with and received the advice of counsel regarding this Agreement, agree with its terms, are duly authorized to execute it and freely, voluntarily and knowingly execute it.

	Section 2.2.  General.

(a)	This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and the respective successors, personal representatives and assigns of the parties hereto.

(b)	This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemplated arrangements and understandings with respect thereto.

(c)	This Agreement may be signed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same Agreement.

(d)	All notices and other communications required or permitted
hereunder shall be effective upon receipt and shall be in writing and may be delivered in person, by telecopy, electronic mail, express delivery service or U.S. mail, in which event it may be mailed by first-class, certified or registered, postage prepaid, addressed to the party to be notified at the respective addresses set forth below, or at such other addresses which may hereinafter be designated in writing:

	If to InFocus:

		InFocus Corporation
		27500 S.W. Parkway Avenue
		Wilsonville OR 97070
		Attention: Roger Rowe, Secretary
		Fax No.: (503) 685-8838
		Email: Roger.Rowe@infocus.com

	with a copy to:

		Garvey Schubert Baer
		11th Floor
		121 S.W. Morrison Street
		Portland, OR 97204
		Attention: Bruce A. Robertson, Esq.
		Fax No.: (503) 226-0259
		Email: brobertson@gsblaw.com

		Simpson Thacher & Bartlett LLP
		425 Lexington Avenue
		New York, NY 10017
		Attention: Mario Ponce, Esq.
		Fax No.: (212) 455-2502
		Email: mponce@stblaw.com

	If to Caxton:

		Caxton Associates, L.L.C.
		731 Alexander Road, Building 2
		Princeton, NJ 08540
		Attention: Scott B. Bernstein, Esq.
		Fax No.:  (609) 419-0470
		Email: bernstein@caxton.com

	with a copy to:

		Willkie Farr & Gallagher LLP
		787 Seventh Avenue
		New York, NY 10019
		Attention: Michael A. Schwartz
		Fax No.: (212) 728-9267
		Email: mschwartz@willkie.com

(e)	This Agreement and the legal relations hereunder between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed therein, without giving effect to the principles of conflicts of law thereof.

(f)	Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

(g)	It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person, therefore, shall be entitled to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and, if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

(h)	Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(i)	Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any action, proceeding or investigation in any court or before any governmental authority arising out of or relating to this Agreement and thetransactions contemplated hereby (and agrees not to commence any action, proceeding or investigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by registered mail to its respective address set forth in this Agreement shall be effective service of process for any action, proceeding or investigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, proceeding or investigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, proceeding or investigation brought in any such court has been brought in an inconvenient forum.


IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first written above.

			INFOCUS CORPORATION

			By: /s/ Kyle Ranson
			Name:	Kyle Ranson
			Title:	Chief Executive Officer

			CAXTON ASSOCIATES, L.L.C.

			By: /s/ John Forbes
			Name:	John Forbes
			Title:  Cheif Financial Officer

			CAXTON INTERNATIONAL LIMITED
			By: Caxton Associates, L.L.C., Attorney-in-Fact

			By: /s/ Scott B. Bernstein
			Name:  	Scott B. Bernstein
			Title:  Vice President


			GDK, INC.
			By: A.R.T. Advisors, LLC, Attorney-In-Fact

			By: /s/ Andrew Waldman
			Name:   Andrew Waldman
			Title:  Authorized Representative





				Annex A

Investor Relations Contacts:		       Public Relations Contacts:
Kyle Ranson				       Martin Flynn
Chief Executive Officer 		       InFocus Corporation
InFocus Corporation			       (503) 685-8112
(503) 685-8576

Roger Rowe				       Caitlin Fox
Chief Financial Officer		   	       Edelman
InFocus Corporation			       (503) 471-6826
(503) 685-8663


InFocus Announces Settlement Agreement with Caxton Associates


WILSONVILLE, Ore., February 26, 2007 InFocus Corporation (NASDAQ: INFS) today announced that on February 23, 2007 it entered into a settlement agreement with Caxton Associates L.L.C. ("Caxton"), its largest shareholder.

Background
The Company announced on October 10, 2006 that it is engaged in an active process considering a variety of strategic options for the Company and that Banc of America Securities was engaged as advisors to the process. As previously announced, the intention of this initiative is to increase shareholder value through the evaluation of multiple alternatives, including a possible sale of the Company.

In a series of filings with the Securities and Exchange Commission which began shortly after the Company's October 10th announcement, Caxton has expressed their view that the intrinsic value of the Company, and the amount a strategic or financial buyer would pay to acquire the Company, is greater than its current market value. Further, Caxton has indicated in the filings that they intend to call a special meeting of the Company's shareholders to seek to replace a majority of the current members of the Company's Board of Directors.

Settlement Agreement
Under the Settlement Agreement, Caxton has agreed to abandon their plans to call a special meeting of the Company's shareholders. In exchange, the Company has agreed to allow Caxton to name up to two designees to the Board of Directors if the Company has not publicly announced a definitive agreement for a sale, merger, or other business combination by April 13, 2007.
Nothing in the Settlement Agreement prevents Caxton from taking further action to increase Board of Directors representation at the 2007 Annual Meeting and, the Company agreed to hold the 2007 Annual Meeting no later than July 31, 2007 or, under certain conditions, August 31, 2007.

"We believe the Settlement Agreement is in the best interest of our shareholders," said Kyle Ranson, president and chief executive officer. "The Settlement Agreement with Caxton gives us the best opportunity to complete the strategic alternatives process successfully and without the distraction of calling a special meeting of our shareholders", Ranson concluded.

Forward-Looking Statements
This press release includes forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements. Investors are directed to the Company's filings with the Securities and Exchange Commission, including the Company's 2005 Form 10-K and 2006 Form 10-Q's, which are available from the Company without charge, for a more complete description of the risks and uncertainties relating to forward-looking statements made by the Company as well as to other aspects of the Company's business. The forward-looking statements contained in this press release speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward looking statements to reflect events or circumstances after the date of this press release.

About InFocus Corporation
InFocus Corporation (NASDAQ: INFS) is the industry pioneer and worldwide leader in the projection market today. Over twenty years of experience and engineering breakthroughs are at work here, constantly improving what you see in the marketplace, and delivering immersive audio visual impact in home entertainment, business and education environments. Being the inventor and leader is simply a great bonus of making the presentation of ideas, information, and entertainment a vivid, unforgettable experience, and we believe our product contributions set the standard for what a big picture experience should be like.


InFocus Corporation's global headquarters are located in Wilsonville, Oregon, USA, with regional offices in Europe and Asia. For more information, visit the InFocus Corporation web site at www.infocus.com or contact the Company toll-free at 800.294.6400 (U.S. and Canada) or 503.685.8888 worldwide.

					###

InFocus, IN, Proxima, LiteShow, LP, ASK, ScreenPlay, Play Big, Work Big, Learn Big and The Big Picture are either registered trademarks or trademarks of InFocus Corporation in the U.S. and abroad.